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                                                                   EXHIBIT 5(ii)

INVESTMENT MANAGEMENT AGREEMENT COWEN INTERMEDIATE FIXED INCOME FUND A SERIES OF COWEN FUNDS, INC.

July 11, 1994

Cowen Asset Management
Cowen & Company
Financial Square
New York, New York 10005-3597

Dear Sirs:

Cowen Funds, Inc. (the "Fund"), a corporation organized under the laws of the State of Maryland, herewith confirms its agreement with Cowen Asset Management, a division of Cowen & Company ("Cowen"), as follows:

1. Investment Description: Appointment

The Fund desires to employ its capital by investing and reinvesting in investments of the kind and in accordance with the limitations specified in its Articles of Incorporation, as amended, and in its Prospectuses and Statements of Additional Information as from time to time in effect, and in such manner and to such extent as may from time to time be approved by the Board of Directors of the Fund. Copies of the Fund's Prospectuses, Statements of Additional Information and Articles of Incorporation, as amended, have been or will be submitted to Cowen. The Fund desires to employ and hereby appoints Cowen to act as investment manager to its Cowen Opportunity Fund (the "Portfolio"). Cowen accepts the appointment and agrees to furnish the services set forth below for the compensation set forth below.

2. Services as Investment Manager

Subject to the supervision and direction of the Board of Directors of the Fund, Cowen will (a) act in strict conformity with the Fund's Articles of Incorporation and by-laws, the Investment Company Act of 1940 (the "Act") and the Investment Advisers Act of 1940, as the same may from time to time be amended, (b) manage the Portfolio in accordance with the Portfolio's investment objective and policies as stated in the Portfolio's Prospectus and Statement of Additional Information as from time to time in effect, (c) make general investment decisions for the Portfolio including decisions concerning (i) the specific types of securities to be held by the Portfolio and the proportion of the Portfolio's assets that should be allocated to such investments during particular market cycles and (ii) the


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specific issuers whose securities will be purchased or sold by the Portfolio, and (d) supply office facilities (which may be in Cowen's own offices); statistical and research data; data processing services; clerical, accounting and bookkeeping services; internal auditing and legal services; internal executive and administrative services; stationery and office supplies; preparation of reports to shareholders of the Portfolio; preparation of tax returns, reports to and filings with the Securities and Exchange Commission and state Blue Sky authorities; calculation of the net asset value of shares of the Portfolio; and general assistance in all aspects of the Portfolio's operations. In providing those services, Cowen will supervise the Portfolio's investments generally and conduct a continual program of evaluation of the Portfolio's assets.

In connection with the performance of its duties under this Agreement, it is understood that Cowen will from time to time employ or associate with itself such person or persons as Cowen may believe to be particularly fitted to assist it in the performance of this Agreement, it being understood that the compensation of such person or persons shall be paid by Cowen and that no obligation may be incurred on the Portfolio's behalf in any such respect. Cowen, a limited partnership formed under the laws of the State of New York, will notify the Fund of any change in its membership within a reasonable time after such change.

3. Information Provided to the Fund: Books and Records

(a) Cowen will keep the Fund informed of developments materially affecting the Portfolio, and will, on its own initiative, furnish the Fund from time to time with whatever information Cowen believes is appropriate for this purpose.

(b) In compliance with the requirements of Rule 31a-3 under the Act, Cowen hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund's request.

4. Standard of Care

Cowen shall exercise its best judgment in rendering the services listed in paragraph 2 above. Cowen shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, provided that nothing herein shall be deemed to protect or purport to protect Cowen against any liability to the Fund or to its shareholders to which Cowen could otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of Cowen's reckless disregard of


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its obligations and duties under this Agreement.

Any person, even though also a partner, officer, employee, or agent of Cowen, who may be or become a Director, officer, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting on any business of the Fund, to be rendering such services to or acting solely for the Fund and not as a Director, officer, employee, or agent or one under the control or direction of Cowen even though paid by it.

5. Compensation

In consideration of the services rendered pursuant to this Agreement, the Fund will pay Cowen on the first business day of each month a fee for the previous month, calculated daily, at the annual rate of .90 of 1.00% of the Portfolio's average daily net assets. The fee for the period from the date the Portfolio commences investment operations to the end of the month during which the Portfolio commences investment operations shall be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of a month, the fee for such part of that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to Cowen, the value of the Portfolio's net assets shall be computed at the times and in the manner specified in the Portfolio's Prospectus and the Statement of Additional Information as from time to time in effect.

6. Expenses

Cowen will bear all expenses in connection with the performance of its services under this Agreement. The Portfolio will bear certain other expenses to be incurred in its operation, including: taxes, interest, brokerage fees and commissions, if any; fees of directors of the Fund who are not officers or employees of Cowen; Securities and Exchange Commission fees and state Blue Sky qualification fees; management, advisory and administration fees; charges of custodians and transfer and dividend disbursing agents; certain insurance premiums; outside auditing and legal expenses; costs of maintenance of corporate existence; costs attributable to investor services, including, without limitation, telephone and personnel expenses; costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders; costs of shareholders' reports and meetings of the shareholders, officers or Board of Directors of the Fund; and any extraordinary expenses.


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7. Reimbursement to the Fund

If in any fiscal year the aggregate expenses of the Portfolio (including fees pursuant to this Agreement, but excluding interest, taxes, brokerage expenses, an applicable portion of distribution expenses and, with the prior written consent of the appropriate state securities commissions, extraordinary expenses) exceed the applicable expense limitation of any state having jurisdiction over the Fund, Cowen will reimburse the excess expense. Cowen's expense reimbursement obligation will be limited to the amount of its fees received pursuant to this Agreement, however, Cowen shall reimburse the Portfolio for such excess expenses regardless of the amount of fees paid to it during such fiscal year to the extent that the securities regulations of any state in which Fund shares are registered and qualified for sale so require. This expense reimbursement, if any, will be estimated, reconciled and paid on a monthly basis. From time to time Cowen, in its sole discretion and as it deems appropriate, may assume certain expenses of the Portfolio while retaining the ability to be reimbursed by the Portfolio for such amounts prior to the end of the fiscal year. Cowen will not be reimbursed for such amounts if such action would violate the provisions of any applicable state securities laws relating to the limitation of the Portfolio's expenses.

8. Services to Other Companies or Accounts

The Fund understands that Cowen now acts and will continue to act as investment adviser to fiduciary and other managed accounts and now acts and will continue to act as investment manager, investment adviser, sub-investment adviser and/or administrator to one or more other investment companies, and the Fund has no objection to Cowen's so acting, provided that whenever the Portfolio and one or more other accounts or investment companies advised by Cowen have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed to be equitable to each entity. The Fund recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Portfolio. In addition, the Fund understands that the persons employed by Cowen to assist in the performance of Cowen's duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of Cowen or any affiliate of Cowen to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

9. Term of Agreement

This Agreement shall become effective on the date the Portfolio is approved by shareholders and shall continue for an initial two year term


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and thereafter shall continue automatically, provided such continuance is specifically approved at least annually by (a) the Board of Directors of the Fund or (b) a vote of a "majority" (as defined in the Act) of the Portfolio's outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Board of Directors who are not "interested persons" (as defined in that Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, on 60 days' written notice, by the Board of Directors of the Fund or by vote of holders of a majority of the Portfolio's shares, or upon 90 days' written notice, by Cowen. This Agreement will also terminate automatically in the event of its assignment (as defined in the Act and the Rules thereunder).

10. Amendment of this Agreement

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the outstanding voting securities of the Portfolio.

11. Miscellaneous

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by court decision, statute, rule or otherwise, the remainder of this Agreement shall not be invalidated or rendered unenforceable thereby. This Agreement shall inure to the benefit of the parties hereto and their respective successors and shall be governed by New York law without giving effect to the conflict of law provisions thereof.

If the foregoing is in accordance with your understanding, kindly indicate your acceptance hereof by signing and returning the enclosed copy hereof.

Very truly yours,

COWEN FUNDS, INC.

By: /s/ Creighton H. Peet, Vice President

Accepted and Agreed:


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COWEN ASSET MANAGEMENT,
A DIVISION OF COWEN & COMPANY

By: /s/ David R. Sarns, President